YieldQuest Funds Trust

EXHIBIT TO ITEM 77Q1(a)

Material Amendment to the Registrant's Certificate of Trust

STATE OF DELAWARE
CERTIFICATE OF CORRECTION

Pursuant to Title 12, Section 3810(e) of the Delaware Statutory
Trust Act, the undersigned Trust executed the following
Certificate of Amendment:

1.   Name of Statutory Trust: YieldQuest Funds Trust.

2. That a Certificate of Amendment to Certificate of Trust was filed by the Secretary of State of Delaware on December 19, 2007, and that said Certificate requires correction permitted by
Section 3810(e) of the Statutory Trust.

3. That the Certificate of Amendment to Certificate of Trust was erroneously filed with the Secretary of State of Delaware on December 19, 2007 under the direction of the Statutory Trust's administrator at the time of such filing.

4. That the Certificate of Amendment to Certificate of Trust filed with the Secretary of State of Delaware on December 19, 2007 is hereby rendered null and void.

5. This Certificate of Amendment shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 19th day of March, 2009.



By: /s/ Jay K. Chitnis
    Jay K. Chitnis
    Trustee



By: /s/ Denise M. Buchanan
    Denise M. Buchanan
    Trustee



By: /s/ Gary D. Campbell
    Gary D. Campbell
    Trustee


By: /s/ Craig Ruff
    Craig Ruff
    Trustee